EXHIBIT 10.7

Subaward to Gyrotron Technology, Inc.

Issued by PPG Industries, Inc. under DE-EE0006717

SUBAWARD AND DEVELOPMENT AGREEMENT

THIS AGREEMENT (hereinafter, the “Agreement”) is between PPG INDUSTRIES, INC. (hereinafter referred to as “PPG”), having a business address of One PPG Place, Pittsburgh, Pennsylvania 15272, and Gyrotron Technology, Inc. (hereinafter referred to as “Subrecipient”) having an address at 3412 Progress Drive, Bensalem, PA 19020. PPG and Subrecipient may be collectively referred to as the “Parties.” This Agreement is effective the date the last Party signs (hereinafter the “Effective Date”).

WHEREAS, PPG has developed and possesses valuable proprietary and confidential information as well as expertise in glass and insulating glazing unit design, fabrication, and testing which information and expertise may not be possessed by Subrecipient;

WHEREAS, Subrecipient has developed and possesses valuable proprietary and confidential information as well as expertise relating to microwave heating techniques as applied to glass joining processes which information and expertise may not be possessed by PPG;

WHEREAS, PPG has entered into Cooperative Agreement DE-EE0006717 with the Department of Energy (DOE) (hereinafter the “DOE Award”), under which PPG will receive United States Government funds to demonstrate components of a fabricate-on-demand vacuum insulating glazing manufacturing process (hereinafter the “Program”);

WHEREAS, PPG desires to use Subrecipient in the performance of the Program and in doing so, the Parties intend to exchange confidential and proprietary information during the performance of the Program;

WHEREAS, The Parties believe that the Program will meet the needs of the DOE Building Technologies Office to develop cost-effective, highly-insulating windows.

NOW, THEREFORE, intending to be legally bound, PPG and Subrecipient hereby agree as follows:

I. PROJECT OVERVIEW

1. Purpose: The purpose of this Agreement is to utilize Subrecipient’s expertise in the area of microwave heating techniques as applied to glass joining processes to perform the Statement of Work set forth in Exhibit A (“Project”). This Project will assist PPG in its development of technology for the Program.

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Subaward to Gyrotron Technology, Inc.

Issued by PPG Industries, Inc. under DE-EE0006717

II. PROJECT ACTIVITIES

1. Technical Project Leaders: PPG and Subrecipient will each designate one of their respective employees to serve as a Technical Project Leader. The Technical Project Leaders will together be responsible for planning and coordinating the activities of their respective employers and for insuring adequate exchange of information between the Parties. The Technical Project Leaders will communicate as frequently as is necessary to carry out these responsibilities, but probably not less than twice per month. The Technical Project Leader for PPG will be James McCamy and the Technical Project Leader for Subrecipient will be Vlad Sklyar.

2. Timing: The Program will be conducted within the period of performance from October 1, 2014 through September 30, 2017, consisting of the following Budget Periods.

Budget Period	Start Date	End Date
Budget Period 1	October 1, 2014	December 31, 2015
Budget Period 2	January 1, 2016	December 31, 2016
Budget Period 3	January 1, 2017	September 30, 2017

3. Statement of Work: Attached hereto as Exhibit A.

III. FINANCIAL PROVISIONS

1. Subrecipient’s costs for this Agreement are estimated in the Detailed Budget Justification document dated August 7, 2014, of which the Instructions and Summary and Cost Share tabs are attached hereto as Exhibit B – Project Costs. Subject to the terms of this Agreement, PPG will reimburse Subrecipient for its reasonable and allowable costs associated with the Project in an amount not to exceed $120,658. However, as of the Effective Date of this agreement, only $55,794 is available for work performed by the Subrecipient during Budget Period 1 of the Project. PPG will notify Subrecipient in writing when reimbursement for each subsequent Budget Period is available. Reimbursement of Subrecipient’s reasonable and allowable costs associated with Budget Period 2 and Budget Period 3 is subject to DOE making a “Go” decision to proceed with subsequent Budget Period tasks of the DOE Award, PPG making a “Go” decision to proceed with subsequent Budget Period tasks of the Project in this Agreement, and availability of funds. Until authorized in writing that reimbursement for the next Budget Period is available, Subrecipient shall not incur costs for subsequent Budget Period tasks. Reimbursement of Subrecipient’s costs incurred prior to the Effective Date require prior approval by the contact in Article XI Notices. Should DOE or PPG determine that any of Subrecipient’s costs are unreasonable or otherwise unallowable, or DOE fails or refuses to make payment to PPG to reimburse Subrecipient’s costs, PPG will not reimburse Subrecipient for any such costs.

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Subaward to Gyrotron Technology, Inc.

Issued by PPG Industries, Inc. under DE-EE0006717

2. Subrecipient has committed to a 30% cost share as indicated in Exhibit B – Project Costs. PPG-reimbursable share and Subrecipient cost share per budget period are listed below.

	Budget Period 1	Budget Period 2	Budget Period 3	Total Project
PPG-reimbursable share	$55,794	$48,931	$15,933	$120,658
Subrecipient Cost Share/%	$23,911/30%	$20,970/30%	$6,828/30%	$51,709/30%
Total Estimated Project Cost	$79,705	$69,901	$22,761	$172,367

Subrecipient must provide its required cost share amount as a percentage of the total project costs in each invoice period for the duration of the Project. Specifically, the cumulative cost share percentage provided to date on each invoice received must reflect, at a minimum, the cost sharing percentage specified above. If the Project is terminated early or is not funded to its completion, Subrecipient is liable for its percentage cost share of the allowable Project costs actually incurred at the close of this Agreement. Subrecipient’s cost share for work performed under this Agreement must come from non-Federal sources unless otherwise allowed by law and approved in writing by PPG.

3. Subrecipient will submit monthly invoices to PPG for work performed in support of the Project. Each invoice must include the total allowable costs incurred by Subrecipient, separated into both PPG-reimbursable costs and Subrecipient cost share. Each invoice should reflect both cumulative costs and costs incurred since the prior invoice in each of the budget categories listed in Exhibit B – Project Costs, Instructions and Summary page. Subrecipient must attach copies of time keeping and other records of incurred cost with each invoice. Requests for reimbursement may be made as indicated in the purchase order issued separately by PPG for this work.

4. Payments made by PPG to Subrecipient hereunder will be made within 30 days of PPG’s receipt of an invoice from Subrecipient. Such payments will constitute full payment to Subrecipient for its costs reflected on such invoice associated with the Project.

5. Government funds provided under this Agreement must be allocated by Subrecipient exclusively for the execution and operation of the Project and performance of this Agreement. Government funds shall not be utilized to support Subrecipient’s operations or administration unrelated to this Agreement and the Project.

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Subaward to Gyrotron Technology, Inc.

Issued by PPG Industries, Inc. under DE-EE0006717

6. Subrecipient must maintain adequate records to account for costs incurred under the Project, whether the costs are PPG-Reimbursed or Subrecipient cost share, until at least three (3) years after the date final payment is made under the Project.

7. PPG and the Comptroller General of the United States or an authorized representative, in his/her discretion, shall have access to examine Subrecipient’s records that directly pertain to, and involve transactions relating to, this Agreement for a period of three (3) years after the date final payment is made by the United States under the DOE Award.

IV. SITE VISITS

1. PPG’s and DOE’s authorized representatives have the right to make site visits at reasonable times to review Program accomplishments and management control systems and to provide technical assistance, if required. Subrecipient must provide, and must require Subrecipient’s subrecipients to provide, reasonable access to facilities and assistance for the safety and convenience of the government representatives in the performance of their duties. All site visits and evaluations must be performed in a manner that does not unduly interfere with or delay the work performed under this Agreement.

V. REPORTS/DATA REQUIREMENTS

1. Subrecipient will furnish reports to PPG to satisfy the requirements of the DOE Award, and as otherwise may be required by PPG concerning work performed under this Agreement. Specifically, Subrecipient will provide technical content to PPG to support quarterly technical reports, end-of-budget period continuation reports, and the final report to DOE. Instructions for the content and form of these reports will be provided by PPG at least thirty (30) days prior to the first instance of each report. In addition, Subrecipient will submit an annual patent certification to PPG that will list Subject Inventions first conceived or reduced to practice during the reporting period and will state that all Subject Inventions have been disclosed or that there are no Subject Inventions. As used herein, the term “Subject Invention” is defined in Article VII. 1. (c). In addition, Subrecipient will furnish such disclosures of Subject Inventions and elections of title to such Subject Inventions as PPG will reasonably require, as well as any other disclosures required by other clauses of this Agreement, in a timely manner. Subrecipient may be required to provide technical content to support other technical reports or presentations as may be requested by PPG and/or DOE. Subrecipient may also be requested by PPG to participate in monthly Project teleconferences. All technical reports submitted under this Agreement shall be forwarded to PPG’s Technical Project Leader listed in Article II, Project Activities. All other reports shall be submitted to the contact listed in Article XI, Notices. Proprietary Information shall be handled in accordance with the terms of Article IX, Confidentiality and the Data Rights Clause in Article VII. 3.

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Subaward to Gyrotron Technology, Inc.

Issued by PPG Industries, Inc. under DE-EE0006717

VI. SPECIAL REQUIREMENTS AND GENERAL PROVISIONS

1. Additional Terms and Conditions incorporated into this agreement are set forth in Exhibit C – Special Terms and Conditions. For the purposes of this Agreement, all references in Exhibit C to “Contract” or “Award” will mean this Agreement. All references to “Contractor” or “Recipient” will mean “Subrecipient”. All references to “Government” or “Federal Agency” will mean “PPG” and all references to the “Contracting Officer” will mean “PPG’s Technical Project Leader,” except where the context suggests otherwise.

VII. INTELLECTUAL PROPERTY

1. Definitions.

(a) "Invention" means any invention or discovery which is or may be patentable or otherwise protectable under Title 35 of the United States Code, or any novel variety of plant which is or may be protected under the Plant Variety Protection Act (7 U.S.C. 2321, et seq.).

(b) "Made" when used in relation to any invention means the conception or first actual reduction to practice of such invention.

(c) "Subject Invention" means any Invention conceived or first actually reduced to practice in the performance of work under this Agreement.

(d) “Intellectual Property” means inventions, technical data, works of authorship, and other tangible and intangible products of intellectual effort that can be owned by a person, whether or not they are patentable or may be copyrighted.

(e) "Subject Intellectual Property" means any Intellectual Property conceived in the performance of work under this Agreement.

(f) “Proprietary Information” means information and technology which embodies Intellectual Property, trade secrets, or other technical information developed at private expense or which is confidential business or financial information provided that such information is not generally known or available from other sources without obligation concerning its confidentiality or proprietary nature, or is not already available to either party without obligation concerning its confidentiality or proprietary nature.

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Subaward to Gyrotron Technology, Inc.

Issued by PPG Industries, Inc. under DE-EE0006717

(g) “Preexisting Proprietary Information” means Proprietary Information owned by the other Party prior to entering this Agreement.

2. Patent and Other Intellectual Property Rights

(a) Subrecipient’s patent rights with respect to Subject Inventions shall be governed by 10 CFR 600.325, Appendix A, Patent Rights (Small Business Firms and Nonprofit Organizations (OCT 2003) (the “Patent Rights Clause”). Subrecipient does not, by entering into this Agreement, grant any rights in or to its Subject Inventions or any other Intellectual Property, except as provided below or otherwise expressly agreed in writing. Unless otherwise expressly stated in this Article, terms of this Article shall be defined as in the Patent Rights Clause.

(b) Subrecipient shall make Subject Invention determinations for its Inventions made under this Project. Subrecipient shall directly notify the Patent Counsel of its Subject Inventions made under this Agreement in accordance with the Patent Rights Clause, and at the same time also notify PPG of any such Subject Invention.

(c) Subject to applicable Government rights, title to Subject Inventions and Subject Intellectual Property, whether or not patentable, made in the performance of work under this Agreement shall be owned as follows:

(i) (a) Each Party to this Agreement will retain title throughout the world to all Subject Inventions and Subject Intellectual Property made in the performance of work under this Agreement solely by such Party. The owning Party shall be responsible, in its sole discretion, for prosecuting and enforcing such Subject Inventions. If a Party desires to license a Subject Invention or Subject Intellectual Property owned by the other Party, the Parties will enter into a separate, mutually agreeable license agreement based on commercially reasonable and nondiscriminatory royalty rates and other customary commercial license terms.

    (b) The Parties agree if PPG determines to proceed with the commercialization of vacuum insulating glazing technology based on Subrecipient’s solely-owned Subject Intellectual Property and so notifies Subrecipient not later than within three (3) months of the termination of this Agreement, PPG will have the exclusive right to practice the Subrecipient’s solely owned Subject Intellectual Property under a separate, mutually-agreeable agreement negotiated in good faith between the Parties (it being understood and agreed that Subrecipient shall not license Subrecipient’s solely owned Subject Intellectual Property to any third party until after this specified period of three (3) months beyond the termination of this Agreement).

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Subaward to Gyrotron Technology, Inc.

Issued by PPG Industries, Inc. under DE-EE0006717

(ii) (a) Subject Inventions and Subject Intellectual Property made or conceived jointly by Subrecipient and PPG, or with one or more PPG subsidiaries or affiliates (including entities owned or controlled by, owning or controlling, or under common ownership or control with PPG), will be jointly owned by Subrecipient and PPG (“Joint Subject Intellectual Property”). The Parties will cooperate fully with each other with respect to Joint Subject Intellectual Property, including executing or obtaining all documents, executing or obtaining all assignments and waivers, and providing all other assistance reasonably necessary or requested by the other Party in connection with any filing or prosecution of patent applications. If vacuum insulating glazing technology is the principal subject of such patentable Joint Subject Intellectual Property, then PPG shall be responsible for filing, prosecuting and maintaining such applications, paying filing, prosecution, and maintenance fees, or defending any reexamination or opposition proceeding in the name of both Parties. If vacuum insulating glazing technology is not the principal subject of such patentable Joint Subject Intellectual Property, then Subrecipient shall be responsible for filing, prosecuting and maintaining such applications, paying filing, prosecution, and maintenance fees, or defending any reexamination or opposition proceeding in the name of both Parties. The Parties agree to discuss what Joint Subject Intellectual Property is and is not to be filed prior to filing. If the Parties are unable to agree on what Joint Subject Intellectual Property is and is not to be filed, the decision to file with respect to Joint Subject Intellectual Property where vacuum insulating glazing technology is the principal subject resides solely with PPG, while the decision to file with respect to Joint Subject Intellectual Property where vacuum insulating glazing technology is not the principal subject resides solely with Subrecipient.

       (b) The Parties agree that each Party has the right to use Joint Subject Intellectual Property solely in pre-commercial activity and may not license to third parties, offer products or services, or commercially use any Joint Subject Intellectual Property except as set forth in (c) below.

       (c) To avoid any potential conflict in the practice of Joint Subject Intellectual Property, the Parties agree 1) if PPG determines to proceed with the commercialization of vacuum insulating glazing technology based on Joint Subject Intellectual Property and so notifies Subrecipient not later than within three (3) months of the termination of this Agreement, PPG will have the exclusive right to practice the Joint Subject Intellectual Property under a separate, mutually-agreeable agreement negotiated in good faith between the Parties (it being understood and agreed that Subrecipient shall not license Subrecipient’s solely owned Subject Intellectual Property to any third party until after this specified period of three (3) months beyond the termination of this Agreement), and 2) if PPG does not so notify Subrecipient within three (3) months of the termination of this Agreement, the Parties agree to negotiate in good faith a separate, mutually-agreeable agreement that defines each Party’s desired use and field with respect to the Joint Subject Intellectual Property based on commercially reasonable and nondiscriminatory royalty rates and other customary commercial license terms.

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Subaward to Gyrotron Technology, Inc.

Issued by PPG Industries, Inc. under DE-EE0006717

Each Party shall promptly notify the other in writing upon learning of the material infringement or other property right violation with respect to any Joint Subject Intellectual Property and, following such notice, the Parties shall cooperate in good faith to determine a mutually agreeable strategy for addressing any infringement or other property right violation with respect to the Joint Subject Intellectual Property. Should the Parties be unable to agree upon a mutually acceptable strategy, neither Party shall have the right to bring an action for infringement or other property right violation with respect to the Joint Subject Intellectual Property without the consent of the other Party, which consent may be withheld only if such action would materially prejudice the other Party’s reasonably demonstrable commercial interests.

(iii) Notwithstanding the provisions in (i) above, Subject Intellectual Property made by one Party in the performance of work under this Agreement using Preexisting Proprietary Information will be deemed to have been developed jointly, and as partial consideration for the use of the Preexisting Proprietary Information, will be jointly owned by Subrecipient and PPG. All such jointly owned Subject Intellectual Property will be subject to the provisions in (ii) above.

3. Technical Data

Rights in technical data delivered under this Agreement by Subrecipient shall be governed by 10 CFR 600.325, Appendix A, Rights in Data – Programs Covered Under Special Data Statutes (OCT 2003) (the “Data Rights Clause”). The Data Rights Clause is attached to this Agreement in its entirety as section 03. within Exhibit D – DOE Intellectual Property Provisions (suitably modified to identify the Parties; e.g. replacing the term “Recipient” with “Subrecipient” as appropriate). PPG shall have unlimited rights to use any data produced or delivered by Subrecipient under this Agreement. Subrecipient shall have the right to use any data produced or delivered by PPG under this Agreement solely for the purposes of performing any of its obligations under this Agreement.

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Subaward to Gyrotron Technology, Inc.

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4. Preexisting Proprietary Information

Unless otherwise expressly required by this Article, and even if it is used in the performance of work under this Agreement, Preexisting Proprietary Information owned by either Party prior to entering into this Agreement shall remain the exclusive property of the respective Party, and no rights, title, or interest is granted to the other Party in such Preexisting Proprietary Information.

5. Lower Tier Agreements

Subrecipient shall include this Article, suitably modified to identify the Parties, in all subcontracts or lower tier agreements, regardless of tier, for experimental, developmental, or research work for the Program. Subrecipient shall not issue any such lower tier agreements to entities not specifically proposed in the application for the DOE Award without PPG’s prior written approval.

VIII. EXPORT

Subrecipient agrees that it will comply, and require its subrecipients to comply, with all applicable export control laws prior to exporting any products, information, technology, technical data under or in connection with this Agreement, or providing any assistance or service that will be furnished, to any Foreign Firm or Institution in violation of the International Traffic in Arms Regulations of the United States Department of State ("ITAR", United States Code of Federal Regulations, Title 22, Parts 120-128, inclusive), the Export Administration Regulations of the United States Department of Commerce (United States Code of Federal Regulations, Title 15, Parts 768 to 799, inclusive), or any other applicable laws or regulations of the United States. “Foreign Firm or Institution” means a firm or institution organized or existing under the laws of a country other than the United States, its territories, or possessions. The term includes, for purposes of this Agreement, any agency or instrumentality of a foreign government, and firms, institutions or business organizations, which are owned or substantially controlled by foreign governments, firms, institutions, or individuals. Subrecipient shall include this Article, suitably modified to identify the Parties, in all subcontracts or lower tier agreements, regardless of tier, for experimental, developmental, or research work.

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Subaward to Gyrotron Technology, Inc.

Issued by PPG Industries, Inc. under DE-EE0006717

IX. CONFIDENTIALITY

1. If a Party discloses Proprietary Information in connection with the performance of this Agreement, which is properly identified as “Proprietary Information,” the Parties hereby agree to maintain all such Proprietary Information in confidence for a period of five (5) years from the date of termination of this Agreement. The receiving Party agrees to use the same degree of care as used for its own Proprietary Information, but no less than a reasonable degree of care, to prevent the unauthorized disclosure of Proprietary Information to third parties, whether received from the disclosing Party or generated under the Project. The receiving Party also agrees to not use such Proprietary Information other than as necessary to execute the Project statement of work. The Parties appoint the following representatives to monitor and handle the Proprietary Information:

For PPG: James McCamy Manager, Advanced Manufacturing Technologies PPG Industries, Inc. 400 Guys Run Road Cheswick, PA 15024	For COMPANY: Dr. Michael Shevelev Technical Director Gyrotron Technology, Inc. 3412 Progress Dr. Bensalem, PA 19020

Any change in representative will be made upon written notice to the other Party to this Agreement.

2. The receiving Party will use Proprietary Information only for the purpose(s) of this Agreement and will not make any unauthorized use of such Proprietary Information.

3. The receiving Party will restrict access to the disclosing Party’s Proprietary Information to those of the receiving Party’s employees, subsidiaries, parent and affiliated companies requiring access to such Proprietary Information in order to accomplish the purposes of this Agreement, and then only if there is a clear understanding by such employees, subsidiaries, parent and affiliated companies of the obligation to maintain such Proprietary Information in confidence and to refrain from making any unauthorized use of such Proprietary Information.

4. Proprietary Information disclosed or generated under the Project must be in writing and marked to indicate its confidential nature. If an oral or visual disclosure of Proprietary Information is made, the disclosing Party must provide a written summary of the information within thirty (30) days after such disclosure for it to be subject to the confidentiality obligations of Article IX(1).

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Subaward to Gyrotron Technology, Inc.

Issued by PPG Industries, Inc. under DE-EE0006717

5. With the exception of an archival copy, upon termination of this Agreement, all written disclosures of Proprietary Information will, upon request, be returned to the disclosing Party within thirty (30) days.

6. The Parties agree to secure pre-publication approval from each other prior to any publication or other disclosure of the results of work under this Agreement to ensure that no Proprietary Information is released. The publishing Party shall offer the other Party a reasonable opportunity (not to exceed thirty (30) days) to review such proposed publication or disclosure and to remove any Proprietary Information prior to release. The publication or disclosure must give due credit and recognize the rights of individuals doing the work. All publications shall be marked as described in Exhibit C – Special Terms & Conditions, Term 9.

7. The Parties agree that neither will use the name of the other Party or its employees in any promotional activity, such as advertisements, except as required by law, without prior written approval of the other Party.

8. The non-disclosure and non-use obligations of Article IX will not apply to information which:

(a)	is now or will become available to the general public through no fault of the receiving Party; or

(b)	is already known to the receiving Party at the time of disclosure as evidenced by written records of the receiving Party; or

(c)	is subsequently disclosed to the receiving Party by a third party without obligation of confidentiality; or

(d)	is subsequently developed by the receiving Party independent of the disclosure hereunder;

9. In the event that the receiving Party is requested in any proceeding to disclose any Proprietary Information pursuant to a subpoena or court order, the receiving Party will promptly notify the disclosing Party of such request so that the disclosing Party may seek an appropriate protective order, and upon the request, will cooperate with the disclosing Party in contesting such a disclosure. If, in the absence of a protective order, the receiving Party is compelled to disclose Proprietary Information, the receiving Party may disclose such information to the extent compelled to do so without liability; provided, however, that the receiving Party may be liable for damages resulting from its failure to comply with this provision.

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Subaward to Gyrotron Technology, Inc.

Issued by PPG Industries, Inc. under DE-EE0006717

10. All information, Proprietary Information, data, and know-how provided by a Party to the receiving Party in performance of the Project and/or in connection with this Agreement is provided “AS IS,” without any warranty of any kind. WITHOUT LIMITING THE FOREGOING, PPG MAKES NO WARRANTIES, EXPRESS OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY IMPLIED WARRANTIES ARISING OUT OF COURSE OF PERFORMANCE, COURSE OF DEALING, USAGE OR TRADE.

X. TERM AND TERMINATION

1. This Agreement will remain in effect until September 30, 2017 or, in the event that the Project, or any part thereof, is not performed because the necessary funding is not secured from DOE, or the DOE or PPG does not make a “Go” decision to proceed with subsequent Budget Period tasks, this Agreement will terminate upon PPG’s written notification to Subrecipient, which notification will be provided promptly upon the occurrence of such event. The obligations of Articles VII, VIII, IX and XI will survive termination of this Agreement.

2. Either Party to this Agreement will have the right to terminate this Agreement immediately by giving the other Party written notice to that effect upon the occurrence of any of the following events to a Party:

(a)	Liquidation, bankruptcy or insolvency of a Party;

(b)	The appointment of any trustee, receiver, or liquidator for the assets of a Party, or the institution of any proceeding for the same;

(c)

The attachment, sequestration, execution, seizure or nationalization of a Party's assets, which attachment, sequestration, execution, seizure or nationalization is not vacated within thirty (30) days from the institution thereof; and

(d)	Judicial, governmental or any other sale of the business and assets of the other Party.

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3. Either Party shall have the right to terminate this Agreement for the other Party’s failure to cure a material breach of this Agreement after being provided a fifteen (15) business day written notice to cure stating the specific breach to be cured.

4. Either party shall have the right to terminate this Agreement for convenience without cause upon thirty (30) days written notice. Termination for Convenience means terminating this Agreement for a reason other than those described in sections X.1., X.2., or X.3. If PPG terminates for convenience, then PPG shall reimburse Subrecipient for its 30% cost share on costs incurred thru termination. Costs resulting from obligations incurred after receipt of the notice of termination of the Agreement are not allowable, unless expressly authorized by PPG. Upon receipt of a notice of termination, Subrecipient shall immediately stop work as specified in the notice. The obligations of Articles VII, VIII, IX and XI will survive termination hereunder.

XI. NOTICES

1. Any notice required or permitted to be given under this Agreement will be in writing and will be effectively delivered for all purposes if and when sent by facsimile transmission, email transmission, or mail addressed to:

For PPG:	PPG Industries, Inc.
4325 Rosanna Drive
Allison Park, PA 15101
Fax No.: (412) 492-5696
Email: kornish@ppg.com
Attention: Brian Kornish

For Subrecipient:	Gyrotron Technology, Inc.
3412 Progress Dr.
Bensalem, PA 19020 Fax No.: (215) 244 4742
Email: vsklyar@gyrotrontech.com
Attention: Dr. Vlad Sklyar

or such other address as a party may provide the other party by written notice.

XII. ASSIGNMENT

This Agreement and the rights and obligations hereunder will not be assigned by either Party without the prior written consent of the other, which will not be unreasonably withheld, provided however that this Agreement can be assigned in connection with a sale or other transfer of all, or substantially all, of its assets, a merger, or the sale or other transfer of the assets of the business unit relating to the subject matter of this Agreement.

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XIII. FULL AUTHORITY

Each Party represents that it has the full power, right and authority to enter into, execute and perform this Agreement.

XIV. ENTIRE AGREEMENT; ORDER OF PRECEDENCE

This Agreement constitutes the entire understanding of the Parties on the Project and supersedes all prior negotiations, understandings and agreements on such subject. This Agreement may not be modified or superseded other than by a written agreement executed by duly authorized representatives of the Parties. This Agreement incorporates a purchase order by reference, available as General Conditions Rev 06/09/2011 - US at http://www.ppg.com/corporate/purch/purchaseorders/Documents/Purchase%20Order%20General%20Conditions%20-%20US%20-%20Rev%2060911.pdf. In the event of an inconsistency between the provisions of this Agreement, the Exhibits, and the general terms and conditions of the purchase order: (1) the terms of this Agreement shall control over any Exhibits unless the Exhibit C terms and conditions are required to be flowed down to the Subrecipient, in which case the mandatory flowdowns will control; (2) the terms of this Agreement shall control over any provisions in the purchase order; and (3) the Exhibits shall control over any provisions in the purchase order.

XV. DISPUTES

1. As a precondition to instituting any legal action permitted by the provisions below, any controversy, claim or dispute between the Parties arising out of or relating to the provisions of this Agreement or the breach, termination or validity thereof will, upon written request of either Party, immediately be referred jointly for resolution to senior executives or board members of each of the Parties who have authority to settle the controversy and who are at a higher level of management than the person(s) with direct responsibility for day-to-day administration of this Agreement. For Subrecipient the board member is Jack Mayer (or his or her successor) (or his or her designee), and for PPG the senior executive is the Chief Technology Officer (or his or her successor) (or his or her designee). The date of delivery of the aforementioned written request is referred to as the Initial Referral Date. Within fifteen (15) days after delivery of the written request of a Party, the receiving Party will submit to the other a written response. The request notice and the response will each include: (a) a statement of the respective Party’s position and a summary of arguments supporting that position; and (b) the name and title of any other person who will accompany the senior executive. Within thirty (30) days after delivery of the disputing Party’s request notice, the senior executives of both Parties will meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt in good faith to resolve the controversy. The Parties agree to honor all reasonable requests for information. All negotiations pursuant to this provision are confidential and will be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

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After, in the reasonable judgment of a Party, it has exhausted the procedure set forth above, it may submit any unresolved dispute for binding arbitration. With respect to disputes or failure to come to agreement related to Section VII (2) (ii) (c) above, a Party may in any event submit the matter to binding arbitration 60 days after the Initial Referral Date. The arbitration will be conducted under the rules and auspices of the American Arbitration Association, in Philadelphia, PA in front of three arbitrators and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The prevailing Party will be entitled to reimbursement for direct, out-of-pocket costs and expenses, including reasonable attorneys’ fees that must be incurred by such prevailing Party after the date of the arbitrators’ award on account of a repeat dispute involving substantially the same set of facts and circumstances giving rise to that prior award. Either Party will have the right to seek, at its own cost and expense, preliminary and temporary injunctive relief, solely to preserve the status quo of the Parties, pending the arbitrators’ determination. Unless the Parties expressly agree otherwise, each Party will bear its own costs, legal and expert fees incurred in the arbitration, and evenly share the costs of the arbitrators.

The arbitration will be governed by the Federal Arbitration Act, 9 U.S.C. §1-16 (the “Federal Arbitration Act”) to the exclusion of U.S. state laws inconsistent therewith.

The following procedures will apply to the arbitration:

(a) The Parties agree that any award will not include punitive or consequential damages. The exclusion of consequential damages in the previous sentence shall not apply to claims related to infringement, misappropriation or violation of any patent right, trademark right, copyright, documented trade secret right, or other documented intellectual property right of a Party, whether or not the relevant intellectual property is patentable.

(b) Except as provided in the Federal Arbitration Act, the decision of the arbitrators is final and binding on the Parties, and no appeal of any kind may be taken;

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Subaward to Gyrotron Technology, Inc.

Issued by PPG Industries, Inc. under DE-EE0006717

(c) Unless otherwise provided in the Agreement, the statute of limitations of the Commonwealth of Pennsylvania applicable to the commencement of a lawsuit will apply to the commencement of an arbitration hereunder, except that no defenses will be available based upon the passage of time during any discussions called for in this Article and

(d) In the event of any inconsistency or conflict between this provision and the applicable American Arbitration Association rule, this provision will govern and control.

3. In addition to the relief provided above in Article XV.1 and 2 above, either Party shall be entitled to seek injunctive or other relief from any competent court with respect to any dispute arising from or in connection with Article IX of this Agreement.

XVI. MISCELLANEOUS

1. Subject to Article XII, this Agreement will extend to and be binding upon and will inure to the benefit of the Parties and their permitted successors and assigns.

2. In its performance of this Agreement, both Parties shall comply with all applicable Federal, State and local laws and regulations, as well as all clauses included or required to be included in this Agreement by law. Each Party will indemnify and hold the other Party and its officers, employees and representatives harmless from and against any claims, demands, suits, losses, damages, attorney’s fees, costs and expenses arising out of any non-compliance, violation or alleged non-compliance or violation by a Party hereto of any such laws, regulations and/or clause.

3. In no event shall PPG’s liability under this Agreement exceed the amount of this Agreement. In no event shall PPG be liable for any indirect, incidental, special or consequential damages, including without limitation damages for loss of profits, data or use, incurred by Subrecipient, whether in an action in contract or tort, even if Subrecipient has been advised of the possibility of such damages.

4. This Agreement may be governed by the laws of the Commonwealth of Pennsylvania without regard to the principles of conflicts of law, except that the United States federal common law of government contracts, as developed and applied by United States federal courts and federal boards of contract appeals, also may be employed to resolve any dispute concerning interpretation or performance of the Agreement to the extent that Pennsylvania law does not govern.

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Subaward to Gyrotron Technology, Inc.

Issued by PPG Industries, Inc. under DE-EE0006717

5. This Agreement may be executed in two (2) counterparts each of which will be deemed an original. Electronic signatures and document formats are acceptable.

6. The failure of either Party to insist upon the strict observance by the other of any provision of this Agreement will not be construed as a waiver of that or any other provision of this Agreement, nor will it diminish the right of such party to demand strict compliance therewith on any occasion.

7. In the event that any of the provisions of this Agreement will be held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provisions will be limited or eliminated to the minimum extent necessary so that this Agreement will otherwise remain in full force and effect.

8. This Agreement will be construed as to its fair meaning and not strictly for or against either Party. The headings in this Agreement are descriptive only and not to be construed in interpreting the provisions of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date set forth below.

AGREED & ACCEPTED		AGREED & ACCEPTED

PPG INDUSTRIES, INC.		GYROTRON TECHNOLOGY, INC.

Signed:	/s/ Mehran Arbab	Signed:	/s/ Vlad Sklyar
Name:	Mehran Arbab	Name:	Vlad Sklyar
Title:	Director, Glass S&T	Title:	President
Date:	April 30, 2015	Date:	April 30, 2015

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